EXHIBIT 10.4

STRATEGIC ALLIANCE AGREEMENT

THIS STRATEGIC ALLIANCE AGREEMENT (“Agreement”) is made and entered into as of the     th day of                      2004 (the “Effective Date”) by and among (i) MHI Hospitality, L.P., a Delaware limited partnership (the “Partnership”), (ii) MHI Hospitality Corporation, a Maryland corporation and the general partner of the Partnership (the “REIT”) (the REIT and the Partnership are sometimes collectively referred to herein as the “Company”), and (iii) MHI Hotels Services LLC (“MHI Hotels Services”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The REIT proposes to undertake an underwritten initial public offering (the “Offering”) of shares of its common stock, par value $0.01 per share (“Shares”).

B. The REIT will serve as general partner of the Partnership and initially will own a majority interest in the Partnership.

C. The Company has designated MHI Hotels Services as its preferred hotel management company. In conjunction with the execution of this Agreement, MHI Hotels Services will amend and restructure its existing management agreements by entering into a master management agreement (the “Master Management Agreement”) with respect to certain of the initial hotel properties upon contribution of those assets to the Partnership in exchange for a cash payment of $2.0 million.

D. MHI Hotels Services desires to provide the Company, on an exclusive basis, with information regarding hotel investment opportunities that become known to MHI Hotels Services as set forth herein.

E. The parties have determined that, in connection with the Offering, it is desirable to set forth in this Agreement certain covenants and agreements among the parties.

AGREEMENTS

NOW THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties provided for in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

1. Acquisition Opportunities.

(a) During the Term (as defined in Article V below), MHI Hotels Services agrees to promptly notify the Company, on an exclusive basis, of any opportunity to invest in, acquire or develop a property, whether in fee or leasehold, and, whether in whole or in part, that is suitable for, the development or operation of a hotel (“Hotel Property”) which is presented to MHI Hotels Services or its subsidiaries and that meets the Company’s acquisition criteria, as the Company may communicate such acquisition criteria to MHI Hotels Services from time to time. For purposes of this Agreement, a Hotel Property includes, but is not limited to, full-service upper up-scale, up-scale and mid-scale hotels (as such terms are used by Smith Travel Research or similar industry source), whether or not such hotels are underperforming in their respective marketplace, or may be functionally obsolete. MHI Hotels Services shall promptly provide to the Company all information, materials and documents reasonably available to MHI Hotels Services or its subsidiaries with respect to such Hotel Property or opportunity, subject to the requirements of any confidentiality agreements with third parties, provided, however, that any confidentiality agreement must permit MHI Hotels Services to notify the Company of such hotel property investment, acquisition or development opportunity. Notwithstanding the foregoing, MHI Hotels Services shall refer any such opportunity directly to the Company prior to execution of a confidentiality agreement but otherwise will use its best efforts, at no additional out-of-pocket expense to MHI Hotels Services, to negotiate any confidentiality agreement so as to permit disclosure of the opportunity, and all information, materials and documents with respect thereto, to the Company.

(b) The Company shall notify MHI Hotels Services, within 10 business days following the Company’s receipt from MHI Hotels Services of the information with respect to a Hotel Property investment, acquisition or development opportunity as described in Section 2(a), whether the Company intends to pursue such opportunity. During such 10 day period, if the Company notifies MHI Hotels Services that the Company intends to pursue such opportunity, MHI Hotels Services shall not provide any information regarding such opportunity to any third party until otherwise notified by the Company, provided that the Company is making commercially reasonable efforts to conduct due diligence or is otherwise actively pursuing the investment, acquisition or development opportunity. If the Company (i) notifies MHI Hotels Services that the Company does not intend to pursue the opportunity, or (ii) fails to notify MHI Hotels Services by the end of the 10 business day period that the Company intends to pursue the opportunity, then, in either event, MHI Hotels Services may (A) pursue the opportunity on its own behalf or (B) notify other capital sources of the opportunity; provided, however, that, if MHI Hotels Services subsequently becomes aware that the price or other terms with respect to the opportunity previously presented to the Company have changed materially and MHI Hotels Services is pursuing the acquisition opportunity on its own behalf, rather than in conjunction with another capital source, MHI Hotels Services will notify the Company of any such change in terms with respect to such opportunity in accordance with the provisions of this Article I, Section 2 and agrees to provide the Company with another chance to pursue the opportunity in accordance with the provisions set forth in this Article I(b).

ARTICLE II

2. Management Agreements.

(a) Subject to the provisions of this Article II, the Company agrees to cause MHI Hospitality TRS, LLC (the “TRS Lessee”) to offer to MHI Hotels Services the opportunity to manage any Hotel Property acquired by the Company or one of its subsidiaries and leased to

TRS Lessee during the Term which meets any of the following criteria:

(i) the Hotel Property is not encumbered by a management contract that would continue beyond the date of the Company’s acquisition of the Hotel Property; or

(ii) no termination fee is payable by the Company in connection with termination of any then existing management contract for the Hotel Property; or

(iii) if the then existing management agreement for the Hotel Property can be terminated at the time of the Company’s purchase of the Hotel Property upon payment of a termination fee, MHI Hotels Services pays such termination fee.

(b) Not less than 30 days prior to the Company’s acquisition of a Hotel Property that meets the criteria described in Section 2(a) above, the Company will notify MHI Hotels Services of the Company’s proposed acquisition of the Hotel Property and will make available to MHI Hotels Services all information reasonably available to the Company with respect to the Hotel Property. MHI Hotels Services shall have 10 business days from receipt of such notice from the Company to notify the Company in writing that MHI Hotels Services elects to manage the Hotel Property pursuant to the master management agreement which is substantially in the form of Annex A (the “Master Management Agreement”). If MHI Hotels Services (i) notifies the Company that MHI Hotels Services does not intend to manage the Hotel Property or (ii) fails by the end of the 10 business day period to notify the Company of its election to manage the Hotel Property, then, in either event, the Company may offer management of the Hotel Property to other hotel management companies on such terms as the Company shall determine and MHI Hotels Services shall have no further rights with respect thereto.

(c) With respect to Hotel Properties acquired by the Company in the future, the parties intend to utilize the Master Management Agreement between the TRS Lessee and MHI Hotels Services. Notwithstanding the foregoing, any material change in the provisions of the Master Management Agreement, as they relate to the rights and obligations of the TRS Lessee, shall be subject to approval by a majority of the directors of the REIT who, at the time, are “independent” in accordance with rules promulgated from time to time by the American Stock Exchange (“AMEX”) for companies listed on the AMEX (“Independent Directors”).

(d) Notwithstanding the provisions of this Article II, if a majority of the Independent Directors in good faith conclude for valid business reasons that a management company other than MHI Hotels Services should manage one or more Hotel Properties, the Company shall so notify MHI Hotels Services and MHI Hotels Services shall not have the right to manage such Hotel Properties.

ARTICLE III

3. Right to Designate Director of the REIT.

(a) During the Term, MHI Hotels Services shall have the right to designate one (1) person (the “Designee”) as nominee for election to the Board of Directors of the REIT at each meeting of stockholders of the REIT at which directors are elected (the “Designation Right”), for so long as Andrew Sims, Christopher Sims, Kim Sims, and their families and affiliates hold, in the aggregate, not less than 1.5 million units of operating partnership interest in the Partnership or shares of the Company’s common stock. MHI Hotels Services shall submit the name of the Designee to the REIT’s Corporate Governance and Nominating Committee of the Board of Directors (the “Nominating Committee”) not less than 90 days prior to the anniversary date of the prior year’s annual stockholder meeting of the REIT but no earlier than 120 days prior to the first anniversary of the date of the mailing notice for the preceding year’s annual meeting or, in the case of election of directors other than at the annual meeting of stockholders, not less than 60 days prior to the meeting date set by the Board of Directors of the REIT. The Designee shall satisfy the standards established by the Nominating Committee for membership on the Board of Directors of the REIT and shall provide to the REIT (i) a written consent to being named as a nominee for director of the REIT and to serving as a director if elected, (ii) a questionnaire prepared by the REIT and completed by the Designee, and (iii) such other information regarding the Designee as the REIT may reasonably request. A Designee shall not serve on the Nominating Committee and shall not automatically be deemed to be an Independent Director.

(b) The Nominating Committee shall respond to MHI Hotels Services as to whether the Nominating Committee approves the Designee for nomination within 20 days following MHI Hotels Services submission of the Designee’s name and the information described in Section 2(a) above. In the event the Designee is not approved and nominated by the Nominating Committee for election as a director of the REIT, MHI Hotels Services may submit to the Nominating Committee another Designee for approval and nomination by the Nominating Committee in accordance with Section 2(a) and the Nominating Committee will respond to any such new submission within 10 days thereafter. When a Designee is approved by the Nominating Committee as a nominee for election as a director, the REIT shall include such Designee in the proxy materials delivered to stockholders in connection with the meeting and shall recommend such Designee for election in the same manner as other nominees approved by the Nominating Committee.

(c) In the event that the Designee who is elected as a director resigns, refuses to stand for re-election, is removed, dies or becomes disabled while serving as a director, MHI Hotels Services shall submit a new Designee to the Nominating Committee and, upon approval by the Nominating Committee, such Designee shall be appointed by the Board of Directors to fill the resulting vacancy on the Board of Directors. Unless MHI Hotels Services otherwise submits a new Designee to the Nominating Committee in accordance with Section 2(a) above, such then current Designee shall be nominated by the Nominating Committee as a nominee for election at the next succeeding meeting of stockholders at which directors are to be elected.

(d) Notwithstanding the foregoing, (i) if MHI Hotels Services fails to designate a Designee who is approved by the Nominating Committee not less than 45 days prior to a meeting of stockholders at which directors are to be elected, the Designation Right with respect to directors to be elected at that meeting of stockholders shall terminate; provided, however, that if (A) the Designee is then serving on the REIT’s Board of Directors, and (B) the Designee continues to satisfy the standards established by the Nominating Committee for membership on the Board of Directors of the REIT, and consents to being named as a nominee for director of the

REIT, such Designee shall be the Designee for election at any such meeting of stockholders at which directors are to be elected notwithstanding that MHI Hotels Services has not formally submitted such Designee as a nominee in accordance with the procedures set forth herein.

ARTICLE IV

4. Termination

This Agreement may be terminated:

(a) by the Company, if the Master Management Agreement is terminated by the TRS Lessee, provided that the TRS Lessee has paid all required termination fees related to such termination;

(b) by MHI Hotels Services in the event that the Master Management Agreement is terminated by the TRS Lessee or by MHI Hotels Services as a result of a breach by the TRS Lessee or MHI Hotels Services or is otherwise terminated in accordance with its terms.

In the event of the termination of this Agreement pursuant to this Article 4, this Agreement shall become null and void.

ARTICLE V

5. Miscellaneous.

(a) The term of this Agreement shall commence on the date hereof and shall continue until the tenth anniversary of the date of closing of the Offering (the “Term”).

(b) This Agreement, and the other agreements and documents referred to herein, shall constitute the entire agreement among the parties with respect to the subject matter thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

(c) This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction of the State of Maryland without regard to the principles of conflicts of laws thereof.

(d) All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (i) in person, (ii) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, or (iii) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (iii) shall also be sent pursuant to clause (ii), addressed as follows (or to such other addresses as may be specified by like notice to the other parties):

To MHI Hotels Services:	MHI Hotels Services LLC 6411 Ivy Lane – Suite 510 Greenbelt, Maryland 20770 Attention Kim E. Sims

To the Company:	MHI Hospitality Corporation 814 Capitol Landing Road Williamsburg, Virginia 23185 Attention: Andrew M. Sims President and Chief Executive Officer

(e) No amendment, modification or supplement to this Agreement shall be binding on any of the parties hereto unless it is in writing and signed by the parties in interest at the time of the modification, and further provided any such modification is approved by a majority of the Independent Directors. No provision hereof may be waived except by a writing signed by the party against whom any such waiver is sought and further provided any such waiver by the Company is approved by a majority of the Independent Directors. The waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach.

(f) Neither this Agreement nor any rights or obligations hereunder shall be assignable by a party to this Agreement without the prior, express written consent of the other party and further provided any such assignment by MHI Hotels Services is approved by a majority of the Independent Directors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(g) This Agreement is solely for the benefit of the parties to this Agreement and should not be deemed to confer upon third-parties any remedy, claim, liability, reimbursement, claims or action or other right in excess of those existing without reference to this Agreement.

(h) Titles and headings to sections in this Agreement are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(i) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party to this Agreement, each party hereto acknowledges that damages would not be an adequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

(j) The parties to this Agreement will execute and deliver or cause the execution and delivery of such further instruments and documents and will take such other actions as any other party to the Agreement may reasonably request in order to effectuate the purpose of this Agreement and to carry out the terms hereof.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original but together shall be deemed one and the same Agreement.

(l) If any provision of this Agreement is held unenforceable, this Agreement shall be construed without such provision.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the Effective Date.

REIT:

MHI Hospitality Corporation a Maryland corporation

By:
Andrew M. Sims President and Chief Executive Officer

MANAGER:

MHI HOTELS SERVICES LLC, a Maryland limited liability company

By:
Kim E. Sims

OPERATING PARTNERSHIP

MHI Hospitality, L.P. a Delaware limited partnership

By:	MHI Hospitality Corporation
its General Partner

By:
Andrew M. Sims
President and Chief Executive Officer